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                                                                  Exhibit 99

FOR FURTHER INFORMATION

AT THE COMPANY:
Franklin A. Jacobs
Chairman/Chief Executive Officer
9387 Dielman Industrial Drive
St. Louis, MO 63132
(314) 991-9200

FOR IMMEDIATE RELEASE
TUESDAY, APRIL 6, 2004

         FALCON PRODUCTS COMPLETES PRIVATE PLACEMENT OF COMMON STOCK

         ST. LOUIS, MISSOURI, APRIL 6, 2004 -- Falcon Products, Inc. (NYSE:
FCP), a leading manufacturer of commercial furniture, today announced the completion of a $2.1 million private placement of 700,000 shares of its Common Stock at a sale price of $3.00 per share, the closing price of the Common Stock on the New York Stock Exchange on April 5, 2004. This includes directors and officers of Falcon who purchased approximately 366,667 shares of the Common Stock sold in the private placement. The $2.1 million proceeds of the private placement will be used for general corporate purchases and to assist the Company for its anticipated internal growth.

                  Falcon Products, Inc., is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates 8 manufacturing facilities throughout the world and has approximately 2,100 employees.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements, involve risks and uncertainties which could impact future financial performance, including, but not limited to, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting industry conditions and general demand for products. Additional cautionary statements regarding other risk factors that could have an effect on future performance of the Company are described in Falcon's periodic filings with the Securities and Exchange Commission. Although Falcon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Falcon can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of Falcon as of the date of this release. Falcon disclaims any intent or obligation to update any forward-looking statements.

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